Exhibit 99.1

Jerash Holdings (US), Inc. Declares Quarterly Dividend

Fairfield, New Jersey – February 5, 2021 – Jerash Holdings (US), Inc. (Nasdaq: JRSH) (the “Company” or “Jerash”), a producer of high-quality textile goods for leading global brands, announced today that its board of directors approved the payment of a regular quarterly dividend of $0.05 per share on the Company’s common stock. The dividend is payable on or about February 23, 2021 to stockholders of record as of February 16, 2021.

About Jerash Holdings (US), Inc.

Jerash Holdings (US), Inc. (Nasdaq: JRSH) is a manufacturer utilized by many well-known brands and retailers, such as Walmart, Costco, New Balance, G-III, American Eagle, and VF Corporation (which owns brands such as The North Face, Timberland, JanSport, etc.). Its production facilities comprise four factory units, one workshop, and three warehouses and it currently employs approximately 4,200 people. The total annual capacity at its facilities was approximately 12.0 million pieces as of December 31, 2020. Additional information is available at www.jerashholdings.com.

Contact:

Matt Kreps, Darrow Associates Investor Relations
(214) 597-8200
mkreps@darrowir.com